Exhibit 99.1

WYNDHAM HOTELS & RESORTS REPORTS
STRONG FOURTH QUARTER AND FULL-YEAR 2021 RESULTS

Exceeds Top End of Full-Year Outlook and Reports Largest Pipeline in Company’s History
Company Provides Full-Year 2022 Outlook
Board Increases Share Repurchase Authorization by $400 Million
PARSIPPANY, N.J., February 15, 2022 - Wyndham Hotels & Resorts (NYSE: WH) today announced results for the three months and year ended December 31, 2021. Highlights include:
•U.S. RevPAR for the quarter exceeded 2019 levels by 9%, growing 58% versus 2020.
•System-wide rooms grew 180 basis points year-over-year, including 70 basis points of growth in the U.S. and 350 basis points of growth internationally.
•Diluted earnings per share for the quarter of $0.52 and net income of $48 million; diluted EPS for the full-year of $2.60 and net income of $244 million.
•Adjusted diluted earnings per share of $0.69 for the quarter and adjusted net income of $64 million; adjusted earnings per share for the full-year of $3.16 and adjusted net income of $297 million.
•Adjusted EBITDA of $131 million for the quarter and $590 million for the full-year.
•Net cash provided by operating activities for the full-year of $426 million and free cash flow of $389 million.
•Returned over $190 million to shareholders for the full-year through share repurchases and dividends.

"With a 9% U.S. RevPAR increase and another 340 basis points of domestic market-share gains versus 2019 - we were very pleased with our performance this quarter as each month saw stronger growth than the month prior," said Geoffrey A. Ballotti, president and chief executive officer. “New COVID variants did not impact our domestic, drive-to leisure travel business and consumer demand portends a very busy Spring Break for our franchisees. We enter 2022 with strong occupancy trends in the U.S., our largest ever development pipeline and a multitude of new technology services and marketing programs to enhance our franchisees' top and bottom lines. In addition, our Board authorized a quarterly dividend of $0.32 per share and increased our share repurchase authorization, which reflects the ongoing strength of the business and our strong free cash flow.”
Fourth Quarter 2021 Operating Results
Fee-related and other revenues increased 43% to $314 million primarily reflecting strong ADR growth in the U.S., which drove fourth quarter U.S. RevPAR 9% above 2019 levels.

The Company generated net income of $48 million, or $0.52 per diluted share, an increase of $55 million, or $0.60 per diluted share, reflecting an increase in adjusted EBITDA and lower net interest expense. Adjusted EBITDA for the quarter was $131 million, an increase of 126% versus 2020. The increase of $73 million reflects the increase in fee-related and other revenues and lower excess marketing spend, partially offset by higher volume-related expenses due to the ongoing recovery in travel demand.

During the fourth quarter 2021, the Company's marketing fund expenses exceeded revenues by $8 million; while in fourth quarter 2020, the Company's marketing fund expenses exceeded revenues by $26 million.
Full reconciliations of GAAP results to the Company's non-GAAP adjusted measures for all reported periods appear in the tables to this press release.
System Size

	December 31, 2021	QTD Change (bps)	YOY Change (bps)
United States	490,600	80	70
International	319,500	120	350
Global	810,100	90	180
The Company's global system grew 180 basis points, reflecting 70 basis points of growth in the U.S. and 350 basis points of growth internationally. As expected, these increases included strong growth in both the higher RevPAR midscale and above segments in the U.S. and the direct franchising business in China, which grew 5% and 15%, respectively. Fourth quarter room openings recovered to 97% of 2019 levels globally reflecting a 21% increase in domestic additions. The Company also achieved its goal of a 95% retention rate for the full year 2021.
RevPAR

	Fourth Quarter 2021	YOY Constant Currency % Change	Constant Currency % Change vs. 2019
United States	$43.84	58%	9%
International	23.99	40	(19)
Global	35.99	52	—
Global and international RevPAR began to lap the onset of the COVID-19 pandemic in January 2021, while the U.S. began to lap its onset in March 2021. As such, comparisons to 2019 (on a two-year, constant currency basis) are more meaningful when evaluating trends. On this basis, fourth quarter RevPAR in the U.S. exceeded 2019 levels by 9% while international RevPAR declined 19%. Global RevPAR recovered to 100% of 2019 levels. The 9% increase in the U.S. is primarily due to pricing power where average daily rate exceeded 2019 levels by 8%. The 19% international decline demonstrates sequential progress from a 25% decline in third quarter.

Fourth Quarter 2021 Business Segment Discussion

	Revenue			Adjusted EBITDA
	Fourth Quarter 2021	Fourth Quarter 2020	% Change	Fourth Quarter 2021	Fourth Quarter 2020	% Change
Hotel Franchising	$270	$202	34%	$128	$77	66%
Hotel Management	122	94	30	19	(1)	n/a
Corporate and Other	—	—	—	(16)	(18)	11
Total Company	$392	$296	32	$131	$58	126
Hotel Franchising revenues increased 34% year-over-year to $270 million primarily due to the global RevPAR increase. Hotel Franchising adjusted EBITDA increased 66% to $128 million reflecting the growth in revenues and lower excess marketing spend, partially offset by higher volume-related expenses.
Hotel Management revenues increased 30% year-over-year to $122 million, including a $2 million increase in cost-reimbursement revenues, which have no impact on adjusted EBITDA. Absent cost-reimbursements, Hotel Management revenues increased $26 million, or 144%, to $44 million primarily due to the global RevPAR increase, as well as improved performance at the Company's owned hotels. Hotel Management adjusted EBITDA increased $20 million year-over-year reflecting the revenue increases, partially offset by higher volume-related expenses.
Full-Year 2021 Operating Results
Fee-related and other revenues increased 31% to $1,245 million primarily reflecting the recovery in travel demand and its impact on global RevPAR, as well as 2% growth in the Company's global system size. Global RevPAR recovered to 88% of 2019 levels on a constant currency basis, including domestic RevPAR at 97% of 2019 levels.

The Company generated net income of $244 million, or $2.60 per diluted share, compared to net loss of $132 million, or $1.42 loss per diluted share, for the full-year 2020. Adjusted EBITDA for the full-year was $590 million, an increase of 76% versus 2020. The increase of $254 million in adjusted EBITDA primarily reflects the increase in fee-related and other revenues and marketing fund favorability, partially offset by higher volume-related expenses due to the recovery in travel demand throughout the year. The increase of $376 million, or $4.02 per diluted share, in net income reflects a further decline in after-tax special-item charges and lower net interest expense.
During full-year 2021, the Company's marketing fund revenues exceeded expenses by $18 million; while in full-year 2020, the Company's marketing fund expenses exceeded revenues by $49 million.
Development
The Company awarded 655 new contracts this year. On December 31, 2021, the Company's global development pipeline consisted of over 1,500 hotels and over 194,000 rooms, the highest level on record. The pipeline grew 5% year-over-year, including 3% domestically and 6% internationally. Approximately 65% of the Company’s development pipeline is international and 79% is new construction, of which approximately 35%

has broken ground. Over 80% of the global development pipeline is in the midscale and above segments, including over 70% in the U.S.
Cash and Liquidity
The Company generated $426 million of net cash provided by operating activities in the full-year 2021, compared to $67 million in 2020 and $100 million in 2019. The Company generated $389 million of free cash flow in the full-year 2021, which includes a benefit from the collection of prior year receivables that were outsized due to COVID deferrals.
At December 31, 2021, the Company had $171 million of cash on its balance sheet and over $900 million in total liquidity. The Company's net debt leverage ratio was 3.2 times at December 31, 2021, within the Company's 3 to 4 times stated target range, compared to 3.3 times at December 31, 2019.
Share Repurchases and Dividends
During the fourth quarter of 2021, the Company repurchased approximately 994,000 shares of its common stock for $83 million at an average price of $83.42 per share. For the full-year 2021, the Company repurchased approximately 1.4 million shares of its common stock for $110 million at an average price of $80.60 per share. The Company’s Board of Directors recently increased the Company’s share repurchase authorization by $400 million.
The Company paid common stock dividends of $29 million, or $0.32 per share, in the fourth quarter of 2021 for a total of $82 million, or $0.88 per share, for the full-year 2021. The Company's Board of Directors recently authorized a quarterly cash dividend of $0.32 per share of common stock beginning with the dividend that is expected to be declared in the first quarter of 2022.
Potential Sale of Owned Hotels
During the fourth quarter of 2021, the Company decided to pursue the sale of its two owned hotels. As of December 31, 2021, the assets and liabilities of these owned hotels were reported in assets held for sale and liabilities held for sale on the Consolidated Balance Sheet. As a result of the plan to sell these owned hotels, in the fourth quarter of 2021, the Company recorded a non-cash impairment charge of $6 million to reflect the expected value upon potential sale.
Full-Year 2022 Outlook
The Company provided the following outlook for full-year 2022:

•Net rooms growth of 2% to 4%.
•RevPAR growth of 12% to 16% versus 2021, which is consistent with 2019 levels.
•Fee-related and other revenues of $1.34 billion to $1.37 billion, a year-over-year increase of 8% to 10%.
•Adjusted EBITDA of $605 million to $625 million, which is consistent with 2019 levels, and reflects a year-over-year increase of 3% to 6%.
•Adjusted net income of $308 million to $320 million, which is consistent with 2019 levels, and reflects a year-over-year increase of 4% to 8%.

•Adjusted diluted EPS of $3.28 to $3.40, based on a diluted share count of 93.9 million that excludes any share repurchases after December 31, 2021. Reflects growth up to 4% compared to 2019, and a year-over-year increase of 4% to 8%.
•Free cash flow conversion from adjusted EBITDA of approximately 55%.
The Company views its growth in adjusted EBITDA compared to 2021 and 2019 as follows (in millions):

	2022 Outlook (a)	2021	2019	Growth vs. 2021	Growth vs. 2019
Total Company (b)	$605 - 625	$590	$621
CorePoint (c)	~5	25	28
License fees (d)	~80	70	113
Marketing funds	~10	18	(1)
Core business	$510 - 530	$477	$481	7 - 11%	6 - 10%

(a)    Does not include any impact from the planned sale of the Company's two owned hotels.
(b)    Net income was $244 million and $157 million for the years ended December 31, 2021 and 2019, respectively. Reconciliation can be found in the Table 7.
(c)    In 2022, the expected termination payment of $84 million will be fully offset by the non-cash write-off of the related management contract intangible asset, as previously communicated. In 2021, includes (i) the effects of CorePoint's prior asset dispositions, including $2 million of operational EBITDA and $19 million of termination fees and (ii) $4 million of operational EBITDA generated from assets yet to be sold. In 2019, includes (i) the effects of CorePoint's prior asset dispositions, including $12 million of operational EBITDA and $7 million of termination fees and (ii) $9 million of operational EBITDA generated from assets yet to be sold.
(d)    Primarily represents license fees paid by Travel + Leisure, the recovery of which is correlated to the recovery of vacation ownership sales at Travel + Leisure. This projection is based on internal estimates and will be updated as appropriate when Travel + Leisure provides an estimated vacation ownership interest sales projection for 2022.
More detailed projections are available in Table 8 of this press release. The Company is providing certain financial metrics only on a non-GAAP basis because, without unreasonable efforts, it is unable to predict with reasonable certainty the occurrence or amount of all of the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.
Conference Call Information
Wyndham Hotels will hold a conference call with investors to discuss the Company’s results and outlook on Wednesday, February 16, 2022 at 8:30 a.m. ET. Listeners can access the webcast live through the Company’s website at www.investor.wyndhamhotels.com. The conference call may also be accessed by dialing 866 831-8713 and providing the passcode “Wyndham”. Listeners are urged to call at least five minutes prior to the scheduled start time. An archive of this webcast will be available on the website beginning at noon ET on February 16, 2022. A telephone replay will be available for approximately ten days beginning at noon ET on February 16, 2022 at 800 723-0479.
Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. The Company uses these measures internally to assess its operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of this press release.
About Wyndham Hotels & Resorts
Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company by the number of properties, with approximately 9,000 hotels across approximately 95 countries on six continents. Through its network of over 810,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 22 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, Trademark Collection® and Wyndham®. Wyndham Hotels & Resorts is also a leading provider of hotel management services. The Company’s award-winning Wyndham Rewards loyalty program offers over 92 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit www.wyndhamhotels.com. The Company may use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Disclosures of this nature will be included on the Company’s website in the Investors section, which can currently be accessed at www.investor.wyndhamhotels.com. Accordingly, investors should monitor this section of the Company’s website in addition to following the Company’s press releases, filings submitted with the Securities and Exchange Commission and any public conference calls or webcasts.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements related to the Company’s current views and expectations with respect to its future performance and operations, including revenues, earnings, cash flow and other financial and operating measures, share repurchases and dividends, restructuring charges and statements related to the coronavirus pandemic ("COVID-19"). Forward-looking statements include those that convey management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements and may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” "objective," “estimate,” “projection” and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions; the continuation or worsening of the effects from COVID-19, its scope, duration, resurgence and impact on the Company’s business operations, financial results, cash flows and liquidity, as well as the impact on the Company’s franchisees and property owners, guests and team members, the hospitality industry and overall demand for travel; the success of the Company’s mitigation efforts in response to COVID-19; the Company’s performance during the recovery from COVID-19 and any resurgence or mutations of the virus; various actions governments, businesses and individuals continue to take in response to the pandemic, including stay-in-place directives (including, for instance, quarantine and isolation guidelines and mandates), safety mitigation guidance, as well as the timing, availability and adoption rates of vaccinations, booster shots and other treatments for COVID-19; concerns with or threats of other pandemics, contagious diseases or health epidemics, including the effects of COVID-19; the performance of the financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising and management businesses; the Company’s relationships with franchisees and property owners; the impact of war, terrorist activity, political instability or political strife; risks related to restructuring or strategic initiatives; risks related to the Company’s relationship with CorePoint Lodging, Inc. (“CorePoint”) and the Company’s relationship with Highgate Holdings, Inc. and certain of its affiliates or subsidiaries following the closing of CorePoint’s sale; the Company’s ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with the covenants thereunder; risks related to the Company’s ability to obtain financing and the terms of such financing, including access to liquidity and capital; and the Company’s ability to make or pay, plans for, and the timing and amount of any future share repurchases and/or dividends, as well as the risks described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.
# # #

Contacts Investors: Matt Capuzzi Senior Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Maire Griffin Senior Vice President, Global Communications 973 753-6590 WyndhamHotelsNews@wyndham.com

Table 1
WYNDHAM HOTELS & RESORTS
INCOME/(LOSS) STATEMENT
(In millions, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net revenues
Royalties and franchise fees	$117	$78	$461	$328
Marketing, reservation and loyalty	115	82	468	370
Management and other fees	35	14	117	64
License and other fees	19	20	79	84
Other	28	26	120	104
Fee-related and other revenues	314	220	1,245	950
Cost reimbursements	78	76	320	350
Net revenues	392	296	1,565	1,300

Expenses
Marketing, reservation and loyalty	123	108	450	419
Operating	39	27	132	109
General and administrative	32	34	113	116
Cost reimbursements	78	76	320	350
Depreciation and amortization	25	24	95	98
Impairments, net	6	—	6	206
Separation-related	—	1	3	2
Restructuring	—	5	—	34
Transaction-related, net	—	—	—	12
Total expenses	303	275	1,119	1,346

Operating income/(loss)	89	21	446	(46)
Interest expense, net	22	30	93	112
Early extinguishment of debt	—	—	18	—

Income/(loss) before income taxes	67	(9)	335	(158)
Provision for/(benefit from) income taxes	19	(2)	91	(26)
Net income/(loss)	$48	$(7)	$244	$(132)

Earnings/(loss) per share
Basic	$0.52	$(0.08)	$2.61	$(1.42)
Diluted	0.52	(0.08)	2.60	(1.42)

Weighted average shares outstanding
Basic	93.0	93.3	93.4	93.4
Diluted	93.7	93.3	93.9	93.4

Table 2
WYNDHAM HOTELS & RESORTS
HISTORICAL REVENUE AND ADJUSTED EBITDA BY SEGMENT

The reportable segments presented below represent our operating segments for which separate financial information is available and is utilized on a regular basis by our chief operating decision maker to assess performance and allocate resources. In identifying our reportable segments, we also consider the nature of services provided by our operating segments. Management evaluates the operating results of each of our reportable segments based upon net revenues and adjusted EBITDA. We believe that adjusted EBITDA is a useful measure of performance for our segments which, when considered with GAAP measures, allows a more complete understanding of our operating performance. We use this measure internally to assess operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Our presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies. During the first quarter of 2021, we modified the definition of adjusted EBITDA to exclude the amortization of development advance notes to reflect how our chief operating decision maker reviews operating performance beginning in 2021. We have applied the modified definition of adjusted EBITDA to all periods presented.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Hotel Franchising
Net revenues
2021	$209	$283	$337	$270	$1,099
2020	243	182	236	202	863
2019	269	331	379	300	1,279
Adjusted EBITDA (a)
2021	$105	$166	$193	$128	$592
2020	110	86	119	77	392
2019	115	164	197	153	629

Hotel Management
Net revenues
2021	$94	$123	$126	$122	$466
2020	167	76	101	94	437
2019	197	201	180	190	768
Adjusted EBITDA
2021	$5	$16	$16	$19	$57
2020	17	(4)	2	(1)	13
2019	16	16	13	21	66

Corporate and Other
Net revenues
2021	$—	$—	$—	$—	$—
2020	—	—	—	—	—
2019	2	1	1	2	6
Adjusted EBITDA
2021	$(13)	$(14)	$(15)	$(16)	$(59)
2020	(18)	(16)	(18)	(18)	(69)
2019	(18)	(19)	(18)	(19)	(74)

Total Company
Net revenues
2021	$303	$406	$463	$392	$1,565
2020	410	258	337	296	1,300
2019	468	533	560	492	2,053
Net income/(loss)
2021	$24	$68	$103	$48	$244
2020	22	(174)	27	(7)	(132)
2019	21	26	45	64	157
Adjusted EBITDA (a)
2021	$97	$168	$194	$131	$590
2020	109	66	103	58	336
2019	113	161	192	155	621

NOTE: Amounts may not add across due to rounding. See Table 7 for reconciliations of Total Company non-GAAP measures and
Table 9 for definitions.
(a)    Adjusted EBITDA for 2020 and 2019 has been recast to exclude the amortization of development advance notes to be consistent with the current year presentation.

Table 3
WYNDHAM HOTELS & RESORTS
CONDENSED CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2021	2020
Operating activities
Net income/(loss)	$244	$(132)
Depreciation and amortization	95	98
Impairments (a)	6	209
Deferred income taxes	(1)	(23)
Trade receivables	25	(38)
Accounts payable, accrued expenses and other current liabilities	39	(46)
Deferred revenues	16	(54)
Payments of development advance notes, net	(30)	(16)
Other, net	32	69
Net cash provided by operating activities	426	67
Investing activities
Property and equipment additions	(37)	(33)
Other, net	3	2
Net cash used in investing activities	(34)	(31)
Financing activities
Proceeds from/(payments of) long-term debt, net	(529)	484
Dividends to shareholders	(82)	(53)
Repurchases of common stock	(107)	(50)
Other, net	5	(18)
Net cash (used in)/provided by financing activities	(713)	363
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	(1)	—
Net (decrease)/increase in cash, cash equivalents and restricted cash	(322)	399
Cash, cash equivalents and restricted cash, beginning of period	493	94
Cash, cash equivalents and restricted cash, end of period	$171	$493

Free Cash Flow:
We define free cash flow to be net cash provided by operating activities less property and equipment additions, which we also refer to as capital expenditures. We believe free cash flow to be a useful operating performance measure to us and investors to evaluate the ability of our operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, our ability to grow our business through acquisitions and investments, as well as our ability to return cash to shareholders through dividends and share repurchases. Free cash flow is not necessarily a representation of how we will use excess cash. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Wyndham Hotels is that free cash flow does not represent the total cash movement for the period as detailed in the condensed consolidated statement of cash flows.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net cash provided by operating activities (b)	$99	$10	$426	$67
Less: Property and equipment additions	(14)	(10)	(37)	(33)
Free cash flow	$85	$—	$389	$34

(a)    2020 excludes $3 million of cash proceeds from a previously impaired asset.
(b)    Included in the three months and year ended December 31, 2020 are $8 million and $66 million, respectively, of payments in connection with our restructuring initiatives, our acquisition of La Quinta and our spin-off from Wyndham Worldwide.

Table 4
WYNDHAM HOTELS & RESORTS
BALANCE SHEET SUMMARY AND DEBT
(In millions)
(Unaudited)

	As of December 31, 2021	As of December 31, 2020
Assets
Cash and cash equivalents	$171	$493
Trade receivables, net	246	295
Assets held for sale	154	—
Property and equipment, net	106	278
Goodwill and intangible assets, net	3,200	3,240
Other current and non-current assets	392	338
Total assets	$4,269	$4,644

Liabilities and stockholders' equity
Total debt	$2,084	$2,597
Other current liabilities	376	325
Deferred income tax liabilities	366	359
Other non-current liabilities	354	400
Total liabilities	3,180	3,681
Total stockholders' equity	1,089	963
Total liabilities and stockholders' equity	$4,269	$4,644

Our outstanding debt was as follows:
	As of December 31, 2021	As of December 31, 2020

$750 million revolving credit facility (due May 2023)	$—	$—
Term loan (due May 2025)	1,541	1,554
5.375% senior unsecured notes (due April 2026) (a)	—	496
4.375% senior unsecured notes (due August 2028)	493	492
Finance leases	50	55
Total debt	2,084	2,597
Cash and cash equivalents	171	493
Net debt	$1,913	$2,104

(a)    The Company redeemed these notes on April 15, 2021 primarily with available cash.

Our outstanding debt as of December 31, 2021 matures as follows:
Amount
Within 1 year	$21
Between 1 and 2 years	21
Between 2 and 3 years	22
Between 3 and 4 years	1,499
Between 4 and 5 years	7
Thereafter	514
Total	$2,084

Table 5
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Year Ended December 31,
	2021	2020	Change	% Change
Beginning Room Count (January 1)
United States	487,300	510,200	(22,900)	(4%)
International	308,600	320,800	(12,200)	(4)
Global	795,900	831,000	(35,100)	(4)

Additions
United States	25,900	13,600	12,300	90
International	27,200	22,000	5,200	24
Global	53,100	35,600	17,500	49

Deletions (a)
United States	(22,600)	(36,500)	13,900	38
International	(16,300)	(34,200)	17,900	52
Global	(38,900)	(70,700)	31,800	45

Ending Room Count (December 31)
United States	490,600	487,300	3,300	1
International	319,500	308,600	10,900	4
Global	810,100	795,900	14,200	2%

	As of December 31,				FY 2019 Royalty Contribution (b)
	2021	2020	Change	% Change
System Size
United States
Economy	243,100	250,700	(7,600)	(3%)
Midscale and Upper Midscale	228,900	220,700	8,200	4
Upscale and Above	18,600	15,900	2,700	17
Total United States	490,600	487,300	3,300	1%	86%

International
Greater China	153,800	144,500	9,300	6%	3
Rest of Asia Pacific	29,000	27,800	1,200	4	1
Europe, the Middle East and Africa	66,100	66,200	(100)	—	4
Canada	39,200	40,700	(1,500)	(4)	5
Latin America	31,400	29,400	2,000	7	1
Total International	319,500	308,600	10,900	4%	14

Global	810,100	795,900	14,200	2%	100%

(a)    2020 includes the termination of approximately 26,700 rooms including 14,000 master-franchisee rooms in Greater China, 8,200 rooms in the U.S. and 4,500 unprofitable rooms in Europe, the Middle East and Africa and the rest of Asia Pacific in connection with the Company's previously announced strategic termination plan.
(b)     FY 2019 provided to illustrate pre-pandemic results.

Table 5 (continued)
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Three Months Ended December 31, 2021	Constant Currency % Change (a)	Two-Year Basis % Change (b)
Regional RevPAR Growth
United States
Economy	$37.63	47%	19%
Midscale and Upper Midscale	48.23	62	5
Upscale and Above	79.53	120	(16)
Total United States	$43.84	58%	9%

International
Greater China	$15.39	(15%)	(23%)
Rest of Asia Pacific	22.55	15	(44)
Europe, the Middle East and Africa	36.38	140	(16)
Canada	35.71	62	(9)
Latin America	26.17	156	(4)
Total International	$23.99	40%	(19%)

Global	$35.99	52%	—%

	Three Months Ended December 31,
	2021	2020	% Change
Average Royalty Rate
United States	4.6%	4.5%	10 bps
International	2.1%	1.8%	30 bps
Global	4.0%	3.8%	20 bps

	Year Ended December 31, 2021	Constant Currency % Change (a)	Two-Year Basis % Change (b)
Regional RevPAR Growth
United States
Economy	$39.79	46%	6%
Midscale and Upper Midscale	49.36	51	(7)
Upscale and Above	74.01	71	(27)
Total United States	$45.19	50%	(3%)

International
Greater China	$16.06	37%	(18%)
Rest of Asia Pacific	21.30	11	(46)
Europe, the Middle East and Africa	27.39	45	(43)
Canada	34.22	32	(28)
Latin America	18.15	55	(33)
Total International	$21.52	36%	(33%)

Global	$35.95	46%	(12%)

	Year Ended December 31,
	2021	2020	% Change
Average Royalty Rate
United States	4.6%	4.5%	10 bps
International	2.1%	2.1%	—
Global	4.1%	4.0%	10 bps

(a)     International excludes the impact of currency exchange movements.
(b)     Compares 2021 to 2019; international excludes the impact of currency exchange movements.

Table 6
WYNDHAM HOTELS & RESORTS
HISTORICAL REVPAR AND ROOMS

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Hotel Franchising
Global RevPAR
2021	$24.02	$35.69	$44.67	$34.77	$34.85
2020	$25.90	$17.05	$28.83	$23.19	$23.74
2019	$33.76	$42.04	$45.23	$34.51	$38.91
U.S. RevPAR
2021	$29.68	$46.99	$56.38	$42.45	$43.95
2020	$31.43	$23.19	$36.06	$27.28	$29.50
2019	$37.69	$48.65	$51.93	$37.96	$44.09
International RevPAR
2021	$15.26	$18.21	$26.62	$23.13	$20.86
2020	$17.39	$7.66	$17.39	$16.71	$14.75
2019	$27.56	$31.59	$34.79	$29.15	$30.80
Global Rooms
2021	748,700	752,500	758,600	769,400	769,400
2020	769,000	754,700	748,200	746,500	746,500
2019	745,300	751,300	758,400	770,200	770,200
U.S. Rooms
2021	452,500	454,200	458,000	465,100	465,100
2020	463,900	460,200	459,600	452,600	452,600
2019	454,900	457,600	460,100	464,600	464,600
International Rooms
2021	296,200	298,300	300,600	304,300	304,300
2020	305,100	294,500	288,600	293,900	293,900
2019	290,400	293,700	298,300	305,600	305,600

Hotel Management
Global RevPAR
2021	$38.17	$56.08	$64.63	$57.57	$53.81
2020	$50.00	$20.67	$34.34	$32.91	$34.67
2019	$63.25	$66.67	$66.65	$59.19	$64.01
U.S. RevPAR
2021	$42.89	$67.42	$78.27	$66.77	$63.20
2020	$54.35	$23.21	$39.12	$34.14	$37.97
2019	$65.58	$71.61	$70.75	$60.89	$67.32
International RevPAR
2021	$27.12	$31.20	$37.53	$40.96	$34.31
2020	$38.07	$13.78	$23.16	$29.86	$26.21
2019	$55.12	$49.53	$52.49	$53.67	$52.69
Global Rooms
2021	48,500	45,500	44,000	40,700	40,700
2020	59,300	58,200	55,800	49,400	49,400
2019	66,800	65,200	63,400	60,800	60,800
U.S. Rooms
2021	33,500	30,600	28,800	25,500	25,500
2020	42,900	41,800	38,100	34,700	34,700
2019	51,700	50,700	49,100	45,600	45,600
International Rooms
2021	15,000	14,900	15,200	15,200	15,200
2020	16,400	16,400	17,700	14,700	14,700
2019	15,100	14,500	14,300	15,200	15,200

Table 6 (continued)
WYNDHAM HOTELS & RESORTS
HISTORICAL REVPAR AND ROOMS

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total System
Global RevPAR
2021	$24.90	$36.92	$45.80	$35.99	$35.95
2020	$27.68	$17.31	$29.23	$23.84	$24.51
2019	$36.21	$44.06	$46.94	$36.36	$40.92
U.S. RevPAR
2021	$30.62	$48.37	$57.73	$43.84	$45.19
2020	$33.45	$23.19	$36.31	$27.80	$30.20
2019	$40.56	$50.98	$53.79	$40.09	$46.39
International RevPAR
2021	$15.83	$18.84	$27.15	$23.99	$21.52
2020	$18.45	$7.96	$17.72	$17.37	$15.35
2019	$28.92	$32.47	$35.63	$30.29	$31.85
Global Rooms
2021	797,200	798,000	802,600	810,100	810,100
2020	828,300	812,900	804,000	795,900	795,900
2019	812,100	816,600	821,800	831,000	831,000
U.S. Rooms
2021	486,000	484,800	486,800	490,600	490,600
2020	506,800	502,000	497,700	487,300	487,300
2019	506,600	508,300	509,200	510,200	510,200
International Rooms
2021	311,200	313,200	315,800	319,500	319,500
2020	321,500	310,900	306,300	308,600	308,600
2019	305,500	308,300	312,600	320,800	320,800

NOTE: Amounts may not foot due to rounding. Results reflect the reclassification of rooms from the Hotel Management segment to the Hotel Franchising segment related to the CorePoint Lodging asset sales.

Table 7
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors’ understanding of the overall impact of such adjustments. We believe that adjusted EBITDA, adjusted net income and adjusted EPS financial measures provide useful information to investors about us and our financial condition and results of operations because these measures are used by our management team to evaluate our operating performance and make day-to-day operating decisions and adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. These measures also assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. These non-GAAP reconciliation tables should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Reconciliation of Net Income/(Loss) to Adjusted EBITDA:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2021
Net income	$24	$68	$103	$48	$244
Provision for income taxes	11	25	36	19	91
Depreciation and amortization	24	24	23	25	95
Interest expense, net	28	22	22	22	93
Early extinguishment of debt (a)	—	18	—	—	18
Stock-based compensation expense	5	8	7	8	28
Development advance notes amortization (b)	2	2	3	3	11
Impairments, net (c)	—	—	—	6	6
Separation-related expenses (d)	2	1	—	—	3
Foreign currency impact of highly inflationary countries (e)	1	—	—	—	1
Adjusted EBITDA	$97	$168	$194	$131	$590

2020
Net income/(loss)	$22	$(174)	$27	$(7)	$(132)
Provision for/(benefit from) income taxes	9	(48)	15	(2)	(26)
Depreciation and amortization	25	25	24	24	98
Interest expense, net	25	28	29	30	112
Stock-based compensation expense	4	5	5	5	19
Development advance notes amortization (b)	2	2	2	2	9
Impairments, net (c)	—	206	—	—	206
Restructuring costs (f)	13	16	—	5	34
Transaction-related expenses, net (g)	8	5	—	—	12
Separation-related expenses (d)	1	—	—	1	2
Foreign currency impact of highly inflationary countries (e)	—	—	1	—	2
Adjusted EBITDA	$109	$66	$103	$58	$336

2019
Net income	$21	$26	$45	$64	$157
Provision for income taxes	5	10	21	14	50
Depreciation and amortization	29	27	26	28	109
Interest expense, net	24	26	25	25	100
Stock-based compensation expense	3	4	4	4	15
Development advance notes amortization (b)	2	2	2	2	8
Impairment, net (h)	—	45	—	—	45
Contract termination costs (i)	—	9	34	(1)	42
Restructuring costs (j)	—	—	—	8	8
Transaction-related expenses, net (g)	7	11	12	10	40
Separation-related expenses (d)	21	1	—	—	22
Transaction-related item (k)	—	—	20	—	20
Foreign currency impact of highly inflationary countries (e)	1	—	3	1	5
Adjusted EBITDA	$113	$161	$192	$155	$621

NOTE: Amounts may not add due to rounding.
(a)    Relates to the redemption premium and non-cash expenses associated with the early redemption of the Company's 5.375% senior unsecured notes. These expenses were recorded in interest expense, net on the Company's income/(loss) statement.
(b)    Represents the non-cash amortization of development advance notes, which is now excluded from adjusted EBITDA to reflect how the Company's chief operating decision maker reviews operating performance.
(c)    2021 represents a non-cash charge to reduce the carrying values of the Company's owned hotels long-lived assets to their fair value in connection with the Company's Board approval of a plan to sell these assets in 2022. 2020 represents a non-cash charge to reduce the carrying values of certain intangible assets to their fair values principally attributable to higher discount rates primarily resulting from increased share price volatility, partially offset by $3 million of cash proceeds from a previously impaired asset.
(d)    Represents costs associated with the Company's spin-off from Wyndham Worldwide.
(e)    Relates to the foreign currency impact from hyper-inflation in Argentina, which is reflected in operating expenses on the income statement.
(f)    Represents charges associated with restructuring initiatives implemented in response to the effects on travel demand as a result of COVID-19.
(g)    Primarily relates to integration costs incurred in connection with the Company's acquisition of La Quinta.
(h)    Represents a non-cash charge associated with the termination of certain hotel-management arrangements.
(i)    Represents costs associated with the termination of certain hotel-management arrangements.
(j)    Represents a charge related to enhancing the Company's organizational efficiency and rationalizing our operations.
(k)    Represents the one-time fee credit related to the Company's agreement with CorePoint Lodging, which is reflected as a reduction to hotel management revenues on the income statement.

Table 7 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions, except per share data)

Reconciliation of Net Income/(Loss) and Diluted Earnings/(Loss) Per Share to Adjusted Net Income and Adjusted Diluted EPS:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Diluted earnings/(loss) per share	$0.52	$(0.08)	$2.60	$(1.42)

Net income/(loss)	$48	$(7)	$244	$(132)

Adjustments:
Early extinguishment of debt (a)	—	—	18	—
Acquisition-related amortization expense (b)	11	9	38	37
Impairments, net	6	—	6	206
Separation-related expenses	—	1	3	2
Foreign currency impact of highly inflationary countries	—	—	1	2
Restructuring costs	—	5	—	34
Transaction-related expenses, net	—	—	—	12
Total adjustments before tax	17	15	66	293
Income tax provision (c)	1	1	13	65
Total adjustments after tax	16	14	53	228
Adjusted net income	$64	$7	$297	$96
Adjustments - EPS impact	0.17	0.15	0.56	2.45
Adjusted diluted EPS	$0.69	$0.07	$3.16	$1.03

Diluted weighted average shares outstanding	93.7	93.6	93.9	93.5

(a)    Relates to the redemption premium and non-cash expenses associated with the early redemption of the Company's 5.375% senior unsecured notes. These expenses were recorded in interest expense, net on the Company's income/(loss) statement.
(b)    Reflected in depreciation and amortization on the income/(loss) statement.
(c)    Reflects the estimated tax effects of the adjustments. Fourth quarter 2021 amount was reduced by $3 million primarily due to the lack of a tax benefit on the Company's non-cash impairment charge. Fourth quarter 2020 amount was reduced by $3 million due to changes in state effective tax rates.

Table 8
WYNDHAM HOTELS & RESORTS
2022 OUTLOOK
As of February 15, 2022
(In millions, except per share data)

	2022 Outlook	2021	2019
Fee-related and other revenues	$1,340 - 1,370	$1,245	$1,430
Adjusted EBITDA (a)(b)	605 - 625	590	621
Depreciation and amortization expense (c)	58 - 60	57	72
Development advance notes amortization expense	12 - 14	11	8
Stock-based compensation expense	36 - 38	28	15
Interest expense, net	81 - 83	93	100
Adjusted income before income taxes	414 - 432	401	426
Income tax expense (d)	106 - 112	104	109
Adjusted net income (a)	$308 - 320	$297	$317

Adjusted diluted EPS	$3.28 - 3.40	$3.16	$3.28

Diluted shares (e)	93.9	93.9	96.6

Marketing, reservation and loyalty funds	Approx. $10	$18	$(1)

Capital expenditures	Approx. $45	$37	$50
Development advance notes	Approx. $55	$32	$19

Free cash flow conversion rate (f)	Approx. 55%	66%	8%

Year-over-Year Growth
Global RevPAR (g)	12% - 16%	47%	0%
Number of rooms	2% - 4%	2%	3%

(a)    Net income for full-year 2021 and 2019 was $244 million and $157 million, respectively. Please see Table 7 for reconciliation.
(b) Does not include any impact from the Company's planned sale of its owned hotels.
(c) Excludes amortization of acquisition-related intangible assets of $32 - $34 million.
(d)    Outlook assumes an effective tax rate of approximately 26%.
(e)    Excludes the impact of any share repurchases after December 31, 2021.
(f)    Represents the percentage of adjusted EBITDA that is expected to produce free cash flow. Free cash flow plus capital expenditures equals net cash from operating activities. Net cash provided by operating activities was $426 million and $100 million during 2021 and 2019, respectively.
(g)    Outlook represents global RevPAR consistent with 2019 levels.

In determining adjusted EBITDA, interest expense, net, adjusted income before income taxes, adjusted net income, adjusted diluted EPS and free cash flow conversion rate, we exclude certain items which are otherwise included in determining the comparable GAAP financial measures. We are providing these measures on a non-GAAP basis only because, without unreasonable efforts, we are unable to predict with reasonable certainty the occurrence or amount of all the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.

Table 9
WYNDHAM HOTELS & RESORTS
DEFINITIONS

Adjusted Net Income and Adjusted Diluted EPS: Represents net income/(loss) and diluted earnings/(loss) per share excluding acquisition-related amortization, impairment charges, restructuring and related charges, contract termination costs, transaction-related items (acquisition-, disposition-, or separation-related) and foreign currency impacts of highly inflationary countries. The Company calculates the income tax effect of the adjustments using an estimated effective tax rate applicable to each adjustment.
Adjusted EBITDA: Represents net income/(loss) excluding net interest expense, depreciation and amortization, early extinguishment of debt charges, impairment charges, restructuring and related charges, contract termination costs, transaction-related items (acquisition-, disposition-, or separation-related), foreign currency impacts of highly inflationary countries, stock-based compensation expense, income taxes and development advance notes amortization. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income/(loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company's definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
During the first quarter of 2021, the Company modified the definition of adjusted EBITDA to exclude the amortization of development advance notes to reflect how the Company's chief operating decision maker reviews operating performance beginning in 2021. The Company has applied the modified definition of adjusted EBITDA to all periods presented.
Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.
Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.
Constant Currency: Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods (foreign currency translation) and the impact caused by any foreign exchange related activities (i.e., hedges, balance sheet remeasurements and/or adjustments).
Free Cash Flow: See Table 3 for definition.
Net Debt Leverage Ratio: Calculated by dividing total debt less cash and cash equivalents by trailing twelve months adjusted EBITDA.
Number of Rooms: Represents the number of rooms at the end of the period which are (i) either under franchise and/or management agreements or Company-owned and (ii) properties under affiliation agreements for which we receive a fee for reservation and/or other services provided.
RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR.
Royalty Rate: Represents the average royalty rate earned on our franchised properties and is calculated by dividing total royalties, excluding the impact of amortization of development advance notes, by total room revenues.